Exhibit 99.1

TransDigm Group Reports Fiscal 2013 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 14, 2013/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter and fiscal year ended September 30, 2013.

Highlights for the quarter and fiscal year include:

•	Fourth quarter net sales of $539.7 million, up 16.7% from $462.6 million;

•	Fourth quarter EBITDA As Defined of $248.2 million, up 15.4% from $215.1 million;

•	Fiscal 2013 net sales of $1,924.4 million, up 13.2% from $1,700.2 million;

•	Fiscal 2013 EBITDA As Defined of $900.3 million, up 11.3% from $809.0 million;

•	Fiscal 2013 net income of $302.8 million, down 6.8% from $325.0 million;

•	Fiscal 2013 earnings per share of $2.39, down 60.0% from $5.97; and

•	Fiscal 2013 adjusted earnings per share of $6.90, up 3.4% from $6.67.

Net sales for the quarter rose 16.7% to $539.7 million from $462.6 million in the comparable quarter a year ago. Organic net sales growth of 5.6% was driven by an increase in commercial OEM and defense sales over the prior year. The favorable contribution from the acquisitions of Aerosonic, Arkwin and Whippany accounted for the balance of the sales increase.

Net income for the quarter decreased 4.4% to $84.0 million, or $0.20 loss per share, compared with $87.9 million, or $1.63 per share, in the comparable quarter a year ago. Earnings per share were reduced by $1.67 per share representing dividend equivalent payments of $95.1 million made during the quarter. The decrease in net income is primarily due to higher interest expense as a result of an increase in the level of outstanding borrowings and higher acquisition related costs partially offset by the growth in net sales described above and a lower effective tax rate. The higher interest expense was due to an increase in outstanding borrowings from $3.6 billion to $5.7 billion to fund the $12.85 per share dividend paid in November 2012 and the $22.00 per share dividend paid in July 2013. The current quarter included acquisition-related costs and non-cash compensation costs of $14.4 million, net of tax, or $0.26 per share. The comparable quarter a year ago reflected acquisition-related and non-cash compensation costs of $5.1 million, net of tax, or $0.09 per share.

Adjusted net income for the quarter rose 7.3% to $99.7 million, or $1.75 per share, from $93.0 million, or $1.72 per share, in the comparable quarter a year ago. Adjusted earnings per share were negatively impacted by $0.10 due to a higher share count in the current quarter.

EBITDA for the quarter increased 9.8% to $229.5 million from $209.0 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 15.4% to $248.2 million compared with $215.1 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 46.0%.

During the quarter TransDigm successfully completed an offering of $500 million of 7.50% senior subordinated notes and added a new term loan of $900 million. The additional debt was used to pay a special dividend of $22.00 per share in July 2013.

Full Fiscal Year Results

Fiscal 2013 net sales rose 13.2% to $1,924.4 million from $1,700.2 million in the comparable period last year. The favorable contribution from acquisitions, primarily AmSafe, Arkwin and Whippany, accounted for $184.1 million of the increase in net sales during the period. Organic net sales growth was 3.5%.

Fiscal 2013 net income decreased 6.8% to $302.8 million, or $2.39 per share, compared with $325.0 million, or $5.97 per share, in fiscal 2012. Earnings per share were reduced by $3.11 per share representing dividend equivalent payments of $171.2 million. The decrease in net income primarily reflects higher interest expense due to an increase in the level of outstanding borrowings, one-time costs of $20.4 million, net of tax, or $0.37 per share, attributable to the refinancing of our senior secured credit facility in February 2013, and additional non-cash compensation cost recorded in June 2013 of $16.6 million, net of tax, or $0.30 per share, relating to the accelerated vesting of stock options under the “market sweep” provision for all options granted prior to October 1, 2011. The non-cash compensation cost for the fiscal year ended September 30, 2013 was $33.0 million, net of tax, or $0.60 per share, compared with $14.8 million, net of tax, or $0.27 per share, in the prior year. The decrease in net income during the period due to these factors is partially offset by the increase in net sales described above.

Fiscal 2012 earnings per share were reduced by $0.06 per share representing dividend equivalent payments of $3.3 million.

Fiscal 2013 adjusted net income rose 5.7% to $380.1 million, or $6.90 per share, from $359.7 million, or $6.67 per share, in the comparable period a year ago.

Fiscal 2013 EBITDA increased 3.2% to $792.7 million from $768.0 million for the comparable period a year ago. EBITDA As Defined for the period increased 11.3% to $900.3 million compared with $809.0 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 46.8%.

“We are pleased with our overall operating results for both the quarter and full fiscal year despite softness in the commercial aftermarket for much of the year,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “In addition to three recent acquisitions, our organic commercial OEM and defense revenues performed better than we originally anticipated. Our full fiscal year EBITDA As Defined margin of 47% was strong in spite of unfavorable dilution from acquisitions and sales mix. This performance reflects the ability of our consistent strategy to create intrinsic shareholder value through the ups and downs of the aerospace market cycle as a result of our strict operating focus and a well defined acquisition strategy.”

He continued, “In fiscal 2013, we raised approximately $4.3 billion of debt to both fund the payment of about $2 billion of special dividends and related payments– almost 25% of our beginning of the year market equity value– and also refinance our existing capital structure. We also completed the acquisition of three proprietary aerospace component businesses for about $475 million. We ended the year with approximately $565 million in cash and $300 million of capacity on our revolving credit facility. This strong liquidity position provides us with adequate financial flexibility to continue to support continued growth and pursue acquisition opportunities.”

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2014 Outlook

Assuming no acquisition activity and based upon current market conditions, the Company expects fiscal 2014 financial performance to be as follows:

•	Net sales are anticipated to be in the range of $2,155 million to $2,215 million compared with $1,924 million in fiscal 2013;

•	EBITDA As Defined is anticipated to be in the range of $1,004 million to $1,032 million compared with $900 million in fiscal 2013;

•	Net income is anticipated to be in the range of $372 million to $390 million compared with $303 million in fiscal 2013;

•	Earnings per share are expected to be in the range of $6.16 to $6.48 per share based upon weighted average shares outstanding of 57.2 million compared with $2.39 per share in fiscal 2013; and

•	Adjusted earnings per share are expected to be in the range of $7.00 to $7.32 per share compared with $6.90 per share in fiscal 2013.

“The commercial aftermarket appears to be recovering. However, both the rate of recovery as well as the status of defense funding is still unclear,” continued Mr. Howley. “With that in mind, our fiscal 2014 guidance assumes that our commercial OEM and aftermarket revenues will both be up in the high single-digit percentage range and revenues from the defense market will be flat.”

Conference Call

TransDigm Group will host a conference call for investors and security analysts on November 14, 2013, beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 515-2914 and enter the pass code 20858872. International callers should dial (617) 399-5128 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 18216836. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its revolving credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2014 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact: Liza Sabol

   Investor Relations

   (216) 706-2945

   ir@transdigm.com

TRANSDIGM GROUP INCORPORATED	Table 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2013 AND SEPTEMBER 30, 2012
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
NET SALES	$539,737	$462,606	$1,924,400	$1,700,208

COST OF SALES	257,018	205,786	874,838	754,491

GROSS PROFIT	282,719	256,820	1,049,562	945,717

SELLING AND ADMINISTRATIVE EXPENSES	61,071	54,288	254,468	201,709
AMORTIZATION OF INTANGIBLE ASSETS	15,875	11,114	45,639	44,233

INCOME FROM OPERATIONS	205,773	191,418	749,455	699,775

INTEREST EXPENSE—Net	81,246	55,152	270,685	211,906
REFINANCING COSTS	—	—	30,281	—

INCOME BEFORE INCOME TAXES	124,527	136,266	448,489	487,869

INCOME TAX PROVISION	40,500	48,400	145,700	162,900

NET INCOME	$84,027	$87,866	$302,789	$324,969

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(11,110)	$87,866	$131,546	$321,670

Net earnings per share:
Basic and diluted	$(0.20)	$1.63	$2.39	$5.97
Cash dividends paid per common share	$22.00	$—	$34.85	$—

Weighted-average shares outstanding:
Basic and diluted	56,862	53,882	55,080	53,882

TRANSDIGM GROUP INCORPORATED	Table 2
SUPPLEMENTAL INFORMATION—RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2013 AND SEPTEMBER 30 2012
(Amounts in thousands)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$84,027	$87,866	$302,789	$324,969

Adjustments:
Depreciation and amortization expense	23,680	17,582	73,515	68,227
Interest expense, net	81,246	55,152	270,685	211,906
Income tax provision	40,500	48,400	145,700	162,900

EBITDA	229,453	209,000	792,689	768,002

Adjustments:
Acquisition related expenses and adjustments (1)	13,877	(1,676)	26,433	18,866
Non-cash stock compensation expense(2)	2,904	7,758	48,884	22,151
Refinancing costs and other non-recurring charges(3)	1,991	—	32,272	—

Gross Adjustments to EBITDA	18,772	6,082	107,589	41,017

EBITDA As Defined	$248,225	$215,082	$900,278	$809,019

EBITDA As Defined, Margin (4)	46.0%	46.5%	46.8%	47.6%

(1)

Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.

(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013 and other non-recurring charges.
(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED	Table 3
SUPPLEMENTAL INFORMATION—RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2013 AND SEPTEMBER 30, 2012
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Reported Earnings Per Share
Net income	$84,027	$87,866	$302,789	$324,969
Less: dividends on participating securities	(95,137)	—	(171,243)	(3,299)

Net income (loss) applicable to common stock—basic and diluted	$(11,110)	$87,866	$131,546	$321,670

Weighted-average shares outstanding under the two-class method:

Weighted average common shares outstanding	52,580	51,535	52,258	50,996

Vested options deemed participating securities	4,282	2,347	2,822	2,886

Total shares for basic and diluted earnings per share	56,862	53,882	55,080	53,882

Basic and diluted earnings (loss) per share	$(0.20)	$1.63	$2.39	$5.97

Adjusted Earnings Per Share
Net income	$84,027	$87,866	$302,789	$324,969

Gross adjustments to EBITDA	18,772	6,082	107,589	41,017
Purchase accounting backlog amortization	4,515	2,113	6,976	11,056
Tax adjustment	(7,578)	(3,098)	(37,219)	(17,387)

Adjusted net income	$99,736	$92,963	$380,135	$359,655

Adjusted diluted earnings per share under the two-class method	$1.75	$1.72	$6.90	$6.67

TRANSDIGM GROUP INCORPORATED	Table 4
SUPPLEMENTAL INFORMATION—RECONCILIATION OF
DILUTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$84,027	$87,866	$302,789	$324,969
Less: dividends on participating securities	(95,137)	—	(171,243)	(3,299)

Net income (loss) applicable to common stock—basic and diluted	$(11,110)	$87,866	$131,546	$321,670

Weighted average common shares outstanding	52,580	51,535	52,258	50,996
Vested options deemed participating securities	4,282	2,347	2,822	2,886

Weighted-average shares outstanding	56,862	53,882	55,080	53,882

Diluted earnings (loss) per share	$(0.20)	$1.63	$2.39	$5.97
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payment	1.67	—	3.11	0.06
Acquisition related expenses	0.23	—	0.41	0.37
Non-cash stock compensation expense	0.03	0.09	0.60	0.27
Refinancing costs and other non-recurring charges	0.02	—	0.39	—

Adjusted earnings per share	$1.75	$1.72	$6.90	$6.67

SUPPLEMENTAL INFORMATION—RECONCILIATION OF NET CASH	Table 5
PROVIDED BY OPERATING ACTIVITES TO EBITDA, EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2013 AND SEPTEMBER 30, 2012
(Amounts in thousands)
(Unaudited)

	Fiscal Years Ended
	September 30, 2013	September 30, 2012
Net Cash Provided by Operating Activities	$470,205	$413,885
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(71,618)	(11,749)
Interest expense—net (1)	258,752	199,362
Income tax provision—current	148,314	138,100
Non-cash stock compensation expense (2)	(48,884)	(22,151)
Excess tax benefit from exercise of stock options	66,201	50,555
Refinancing costs (4)	(30,281)	—

EBITDA	792,689	768,002
Adjustments:
Acquisition related expenses(3)	26,433	18,866
Non-cash stock compensation expense (2)	48,884	22,151
Refinancing costs and other non-recurring charges(4)	32,272	—

EBITDA As Defined	$900,278	$809,019

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)

Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.

(4)	Represents debt issue costs expensed in conjunction with the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013 and other non-recurring charges.

TRANSDIGM GROUP INCORPORATED	Table 6
SUPPLEMENTAL INFORMATION—BALANCE SHEET DATA
(Amounts in thousands)
(Unaudited)

	September 30, 2013	September 30, 2012
Cash and cash equivalents	$564,740	$440,524
Trade accounts receivable—Net	290,449	235,783
Inventories—Net	413,581	320,503

Current portion of long-term debt	31,045	20,500
Accounts payable	106,768	74,178
Accrued current liabilities	184,687	139,237

Long-term debt	5,700,193	3,598,625

Total stockholders’ (deficit) equity	(336,381)	1,218,834